Form NSAR

Item 77.O Transactions effected pursuant to Rule 10F3

Fidelity Contrafund
Fund Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7
22	CONTRAFUND	11/22/99	11/29/99	deltathree.com	6000000	90000000	15	11300	169500	Lehman Brothers, Inc.	Lehman Brothers, Inc.	Merrill Lynch, Pierce, Fenner & Smith Inc.	U.S. Bancorp Piper Jaffray Inc.	Lazard Freres & Co. LLC	Fidelity Capital Markets
22	CONTRAFUND	12/7/99	12/10/99	HealthCentral.com	7500000	82500000	11	26400	290400	Lehman Brothers, Inc.	Lehman Brothers, Inc.	Hambrecht & Quist LLC	Pacific Growth Equities, Inc.	Wit Capital Corporation	Fidelity Capital Markets
22	CONTRAFUND	12/8/99	12/13/99	NetRatings	4000000	68000000	17	7200	122400	Lehman Brothers, Inc.	Lehman Brothers, Inc.	Banc of America Securities LLC	CIBC World Markets Corp.	C.E. Unterberg, Towbin	Fidelity Capital Markets
22	CONTRAFUND	11/19/99	11/24/99	Mediaplex	6000000	72000000	12	13600	163200	Lehman Brothers, Inc.	Lehman Brothers, Inc.	SG Cowen Securities Corporation	U.S. Bancorp Piper Jaffray Inc.	Fidelity Capital Markets
22	CONTRAFUND	12/8/99	12/13/99	Preview Systems, Inc.	3800000	79800000	21	5900	123900	BancBoston Robertson Stephens Inc.	BancBoston Robertson Stephens Inc.	Dain Rauscher Wessels	SoundView Technology Group, Inc.	E*Offering Corp	Fidelity Capital Markets